January 12, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We were previously principal accountants for International Fast Food Corporation and on March 27, 1997, we reported on the consolidated financial statements of International Fast Food Corporation as of and for the one year ended December 31, 1996. We have read International Fast Food Corporation's statements included under Item 4 of its Form 8-K/A dated January 12, 1998, and are in agreement with the statements contained in Paragraphs (a), (b), and (c) on Page 2, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                             Very truly yours,


                                             /s/ Moore Stephens Lovelace, P.L.
                                             ---------------------------------
                                             MOORE STEPHENS LOVELACE, P.L.



KDM/amo



97/4987.100/98688